                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                            SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                  JUNE 30,
                                          -----------------------------------------------   -----------------
                                            1992      1993      1994      1995     1996      1996      1997
                                          --------  --------  -------   -------   -------   -------  --------
                                                                     (in thousands)
Earnings(1) . . . . . . . . . . . . . .   $ 59,682  $ 72,615  $80,317   $77,349   $88,822   $45,413  $ 46,433
Fixed charges(2)  . . . . . . . . . . .   $ 37,288  $ 36,965  $36,491   $35,844   $34,922   $17,552  $ 16,971
Earnings/fixed charges  . . . . . . . .     1.6       2.0      2.2       2.2       2.5       2.6       2.7

------------

(1) Income from continuing operations before income taxes, fixed charges (excluding interest capitalized) and minority interest expenses of subsidiaries with fixed charges.

(2) Interest and amortization of debt expense, including the interest portion of rental obligations deemed representative of the interest factor.